Confidential Treatment Requested by Oportun Financial Corporation

Pursuant to 17 C.F.R. Section 200.83

Exhibit 10.9

May 19, 2014

Joan Aristei

Re:	Offer of Employment with Progress Financial Corporation

Dear Joan:

Congratulations! On behalf of Progress Financial Corporation (the “Company”), I am delighted to offer to you employment with Progress Financial Corporation. If you accept this offer and satisfy the conditions of acceptance set forth herein, your employment with Progress Financial will commence on May 19, 2014 under the following terms:

Position. You will be employed full-time by Progress Financial Corporation as VP, Compliance (Grade VH), reporting to Raul Vazquez, Chief Executive Officer.

Cash Compensation. You will initially earn a bi-weekly payment of $8,461.54 for 26 pay periods, annualized at $220,000.00, which shall be paid in accordance with Progress Financial Corporation’s regular payroll schedule. Your salary will be reviewed from time- to-time, generally on an annual basis. This position is exempt from overtime pay.

You will also receive a moving assistance reimbursement of up to $10,000. The moving assistance reimbursement will cover all direct moving expenses up to the stated amount pending submission of an itemized expense. The relocation assistance shall be re-paid to the company in full if your employment is terminated prior to your one-year anniversary.

Benefits. You will be eligible to participate in the employee benefits plans, including paid time off, that are generally made available to the employees of Progress Financial Corporation. Benefits include health insurance, dental and vision coverage, long term disability, life insurance and 401K. The specifics of the current benefit options are attached.

Paid Time-Off. You will be eligible to participate in the Company’s sick and vacation day plan, which is equivalent to 16 business days per year. Vacation/sick days will accrue at a rate of one day per month and an additional one day per quarter.

Equity. You will be recommended to Progress Financial Corporation’s Board of Directors (the “Board”) to be granted a stock option grant of 350,000 shares of common stock with a vesting commencement date of May 19, 2014. If approved, all options will be granted at the first meeting of Progress Financial Corporation’s board of directors following your start date at the-then-going strike price. The option grant will vest (25%) on your one-year anniversary with the Company. The remaining (75%) balance will vest in a series of thirty-six (36) successive equal monthly installments, so

Confidential Treatment Requested by Oportun Financial Corporation

Pursuant to 17 C.F.R. Section 200.83

that you will be fully vested in all Shares after forty- eight (48) months of continuous service following the Vesting Commencement Date. Any option granted will be subject to the terms and conditions of the stock option plan under which the option was granted, as well as the terms and conditions of an option agreement.

Incentive Compensation. You will be eligible to participate in the Company’s Incentive Program, which is an annual incentive plan that rewards employees for achievement of corporate goals, individual quantitative goals and individual values and leadership goals. You will have an annual bonus target of up to 40% of your base salary prorated based on the portion of the year you are employed by Progress Financial and subject to management approval. The company must achieve a minimum percentage of corporate goals in order for any bonuses to be paid, all bonuses must be approved by management, and can be changed at any time with or without notice.

We will also provide you with a sign on bonus of $5,000. This bonus will be payable within 30 days of your start date. The sign on bonus is contingent upon your continuing as an employee of Progreso for 12 (twelve) months. If you terminate employment for any reason during the twelve months of employment, you will reimburse Progreso the full amount of the sign on bonus, and job abandonment is considered a resignation.

At-Will Employment. Employment with Progress Financial Corporation is “at-will.” This means that it is not for any specified period of time and can be terminated by you or by Progress Financial Corporation at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as Progress Financial Corporation’s personnel policies and procedures, may be changed at any time in the sole discretion of Progress Financial Corporation. However, the “at-will” nature of your employment shall remain unchanged during your tenure as an employee of Progress Financial Corporation and may not be changed, except in an express writing signed by you and by Progress Financial Corporation’s Chief Executive Officer.

Company Policy. As an employee of Progress Financial Corporation, you will be subject to, and will be expected to comply with its policies and procedures, personnel and otherwise, as those policies are developed and communicated to you.

Conditions of Offer. In order to accept this offer, and for your acceptance to be effective, we must have received both a satisfactory background check and credit check acceptable to us, and you must satisfy the following conditions:

(1) You must sign and return the enclosed copy of this letter, indicating your acceptance of this offer.

(2) You must sign, return and comply at all times with the enclosed standard form of Progress Financial Corporation’s Proprietary Information and Inventions Agreement (“PIIAA”).

Confidential Treatment Requested by Oportun Financial Corporation

Pursuant to 17 C.F.R. Section 200.83

(3) Pursuant to the Immigration Reform and Control Act of 1986, you must be able to produce evidence verifying your identity and legal right to work in the United States.

Entire Agreement. Provided that the conditions of this offer and your acceptance are satisfied, this letter and the enclosed PIIA shall constitute the full and complete agreement between you and Progress Financial Corporation regarding the terms and conditions of your employment. This letter and the enclosed PIIAA cancel, supersede and replace any and all prior negotiations, representations or agreements, written and oral, between you and Progress Financial Corporation or any representative or agent of Progress Financial Corporation regarding any aspect of your employment. Any current or future change to the terms of your employment with Progress Financial Corporation, as set forth in this letter, must be individualized to you in writing and signed by Progress Financial Corporation to be effective.

Please confirm your acceptance of this offer, by signing and returning the enclosed copy of this letter, and the PIIAA by May 22, 2014 (3 calendar days from offer letter). If not accepted by you as of that date, this offer will expire.

This offer is contingent upon successful completion of a background check. Enclosed are instructions for completing the necessary paperwork authorizing Progreso Financiero to conduct the background check. Please submit this paperwork within three days of receipt of offer.

We are really looking forward to having you join Progress Financial Corporation. If you have any questions, please do not hesitate to call me. Congratulations!

Sincerely,

/s/ Guadalupe Romo
Guadalupe Romo
Talent Acquisition Supervisor
lupe.romo@progressfin.com
(650) 391-0188

I ACCEPT PROGRESS FINANCIAL CORPORATION’S OFFER OF EMPLOYMENT, ABOVE.

/s/ Joan Aristei	May 19, 2014
Joan Aristei	Date

Confidential Treatment Requested by Oportun Financial Corporation

Pursuant to 17 C.F.R. Section 200.83

This Agreement shall be effective as of the first day of my employment with Company.

EMPLOYEE:		PROGRESS FINANCIAL CORPORATION:

I HAVE READ, UNDERSTAND, AND ACCEPT THIS AGREEMENT AND HAVE BEEN GIVEN THE OPPORTUNITY TO REVIEW IT WITH INDEPENDENT LEGAL COUNSEL.		ACCEPTED AND AGREED:

/s/ Joan Aristei		/s/ Andrea Reyes
(Signature)		(Signature)

By:	Joan Aristei	By:	Andrea Reyes

Title:	an individuals	Title:	Talent Acquisition Coordinator

Date:	May 19, 2014	Date:	5/19/14

		Address:	Menlo Park, CA

Confidential Treatment Requested by Oportun Financial Corporation

Pursuant to 17 C.F.R. Section 200.83

EXHIBIT A

INVENTIONS

1. Prior Inventions Disclosure. The following is a complete list of all Prior Inventions (as provided in Subsection 2.2 of the attached Employee Proprietary Information and Inventions Assignment Agreement, defined herein as the “Agreement”):

☒	None

☐	See immediately below:

2. Limited Exclusion Notification.

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a. Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or

b. Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

A-1